Exhibit 99.1

PRESS RELEASE

Frequency Electronics, Inc. Announces Fourth Quarter and Full Fiscal Year 2024 Financial Results

Mitchel Field, NY, July 22, 2024 – Frequency Electronics, Inc. (“FEI” or the “Company”) (NASDAQ-FEIM) is reporting revenues for the three and twelve-month periods of fiscal year 2024, ended April 30, 2024, of approximately $15.6 million and $55.3 million, respectively, compared to revenues of $13.0 million and $40.8 million, respectively, for the same periods of fiscal year 2023, ended April 30, 2023. Operating income for the fourth quarter of fiscal year 2024 was $2.5 million compared to an operating income of $0.4 million for the same period of fiscal year 2023. Operating income for the twelve months ended April 30, 2024 was $5.0 million compared to an operating loss of $4.7 million for the twelve months ended April 30, 2023. Net income for the three months ended April 30, 2024 was $2.6 million or $0.28 per diluted share and net income for the twelve months ended April 30, 2024 was $5.6 million or $0.59 per diluted share, compared to net income of $0.2 million or $0.03 per diluted share for the three months ended April 30, 2023 and net loss of $5.5 million or ($0.59) per diluted share for the twelve months ended April 30, 2023.  Additionally, as just announced in a separate press release, the Company will be paying a special cash dividend of $1.00 per share of common stock on August 29, 2024, to stockholders of record as of the close of business on August 8, 2024. Please see that release for further details.

FEI President and CEO, Tom McClelland commented, “In fiscal year 2024 we experienced steady revenue growth of 8 – 10% quarter over quarter for the entire year, with revenue year over year up by 36%. Revenue for FY2024 was $55.3 million, up from $40.8 million in FY2023. Operating income improved meaningfully, and we believe profits and margins should continue to do so going forward; due to both our disciplined internal management as well as a fortified product offering. The backlog of $78 million at the end of the fiscal year ended April 30, 2024 is up substantially from FY2023, and represents a historical high for the Company. This steady growth in backlog is indicative of the strong business environment for our technology as well as our reinvigorated customer focused strategy combined with our commitment to bring faster, better solutions to market. We anticipate continued growth in new business during the current fiscal year ending April 30, 2025. Our efforts have put us on a positive trajectory. The Company remains committed to achieving sustained profitability and strong cash generation going forward. I have never been more encouraged about our ability to provide important solutions that help to enhance our way of life, and to defend and protect our country and its allies.”

Fiscal Year 2024 Selected Financial Metrics and Other Items

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For the three and twelve months ended April 30, 2024, revenues from satellite payloads were approximately $6.9 million, or 44%, and $23.2 million, or 42%, respectively, of consolidated revenues compared to approximately $5.1 million, or 39%, and $17.9 million, or 44%, respectively, for the same periods of the prior fiscal year.

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For the three and twelve months ended April 30, 2024, revenues for non-space U.S. Government/DOD customers were approximately $7.9 million, or 51%, and $29.0 million, or 52%, respectively, of consolidated revenues compared to approximately $7.3 million, or 56%, and $20.3 million, or 50%, respectively, for the same periods of the prior fiscal year.

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For the three and twelve months ended April 30, 2024, revenues from other commercial and industrial sales accounted for approximately $0.8 million, or 5%, and $3.1 million, or 6%, respectively, of consolidated revenues compared to approximately $0.6 million, or 4%, and $2.6 million, or 6%, respectively, for the same periods of the prior fiscal year.

-	Cash and cash equivalents at April 30, 2024 was $18.3 million compared to $12.0 million at April 30, 2023, an approximately $6 million increase.

-	Net cash provided by operating activities was approximately $8.7 million and $1.2 million for fiscal years ended April 30, 2024 and 2023, respectively.

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Backlog at April 30, 2024 was approximately $78 million compared to $57 million at April 30, 2023. The ending backlog at April 30, 2024 represents the highest backlog in the Company’s history, surpassing the $71 million backlog at the end of fiscal 2011.

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Monday, July 22, 2024, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-888-506-0062. International callers may dial 1-973-528-0011. Callers should provide participant access code: 233739 or ask for the Frequency Electronics conference call.

The archived call may be accessed by calling 1-877-481-4010 (domestic), or 1-919-882-2331 (international), for one week following the call (replay passcode: 50907). Subsequent to that, the call can be accessed via a link available on the Company’s website through October 22, 2024.

About Frequency Electronics

Frequency Electronics, Inc. (FEI) is a world leader in the design, development and manufacture of high precision timing, frequency generation and RF control products for space and terrestrial applications. FEI’s products are used in satellite payloads and in other commercial, government and military systems including C4ISR and electronic warfare, missiles, UAVs, aircraft, GPS, secure communications, energy exploration and wireline and wireless networks. FEI-Zyfer provides GPS and secure timing capabilities for critical military and commercial applications; FEI-Elcom Tech provides Electronic Warfare (“EW”) sub-systems and state-of-the-art RF and microwave products. FEI has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs. The Company invests significant resources in research and development to expand its capabilities and markets.

www.frequencyelectronics.com

FEI’s Mission Statement: “Our mission is to transform discoveries and demonstrations made in research laboratories into practical, real-world products. We are proud of a legacy which has delivered precision time and frequency generation products, for space and other world-changing applications that are unavailable from any other source. We aim to continue that legacy while adapting our products and expertise to the needs of the future. With a relentless emphasis on excellence in everything we do, we aim, in these ways, to create value for our customers, employees, and stockholders.”

Forward-Looking Statements

The statements in this press release regarding future earnings and operations and other statements relating to the future constitute “forward-looking” statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, our inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, reliance on key customers, continued acceptance of the Company’s products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, other supply chain related issues, increasing costs for materials, operating related expenses, competitive developments, changes in manufacturing and transportation costs, the availability of capital, the outcome of any litigation and arbitration proceedings, and failure to maintain an effective system of internal controls over financial reporting. The factors listed above are not exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the Securities and Exchange Commission. The Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2023, filed on July 27, 2023 with the Securities and Exchange Commission includes additional factors that could materially and adversely impact the Company’s business, financial condition and results of operations, as such factors are updated from time to time in our periodic filings with the Securities and Exchange Commission, which are accessible on the Securities and Exchange Commission’s website at www.sec.gov. Moreover, the Company operates in a very competitive and rapidly changing environment. New factors emerge from time to time and it is not possible for management to predict the impact of all these factors on the Company’s business, financial condition or results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not rely on forward-looking statements as a prediction of actual results. Any or all of the forward-looking statements contained in this press release and any other public statement made by the Company or its management may turn out to be incorrect. The Company expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact information: Dr. Thomas McClelland, President and Chief Executive Officer;

      Steven Bernstein, Chief Financial Officer;

TELEPHONE: (516) 794-4500 ext.5000          WEBSITE:         www.freqelec.com

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands except per share data)

	Three Months Ended		Twelve Months Ended
	April 30,		April 30,
	(unaudited)		(unaudited)
	2024	2023	2024	2023
Revenues	$15,576	$13,004	$55,274	$40,777
Cost of revenues	9,295	8,965	36,691	32,928
Gross margin	6,281	4,039	18,583	7,849
Selling and administrative	2,711	2,989	10,184	9,372
Research and development	1,076	658	3,380	3,149
Operating income (loss)	2,494	392	5,019	(4,672)
Interest and other, net	(18)	(78)	445	(755)
Income (loss) before Income Taxes	2,476	314	5,464	(5,428)
(Benefit) provision for Income Taxes	(149)	68	(130)	74
Net income (loss)	$2,625	$246	$5,594	$(5,502)

Net income (loss) per share:
Basic and diluted income (loss) per share	$0.28	$0.03	$0.59	$(0.59)

Weighted average shares outstanding
Basic and diluted	9,502	9,366	9,431	9,337

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	April 30, 2024	April 30, 2023
	(unaudited)
ASSETS
Cash and cash equivalents	$18,320	$12,049
Accounts receivable, net	4,614	4,622
Contract assets	12,909	10,009
Inventories, net	23,431	20,526
Other current assets	1,233	1,101
Property, plant & equipment, net	6,438	7,093
Other assets	11,713	11,714
Right-of-use assets – operating leases	6,036	7,382
Restricted cash	945	-
	$85,639	$74,496

LIABILITIES AND STOCKHOLDERS’ EQUITY
Lease liability - current	$1,640	$1,753
Contract liabilities	24,025	18,586
Other current liabilities	7,517	6,942
Other long-term obligations	8,096	8,446
Operating lease liability – non-current	4,545	5,883
Stockholders’ equity	39,816	32,886
	$85,639	$74,496